UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

June 23, 2022
Date of Report (Date of earliest event reported)

Chimerix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2505 Meridian Parkway, Suite 100 Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CMRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On June 23, 2022, Chimerix, Inc. (the “Company”) entered into a Supply Agreement (the “Supply Agreement”) with a third party outside of North America (the “Purchaser”), pursuant to which the Company is responsible for supplying to the Purchaser, and the Purchaser is responsible for purchasing from the Company, TEMBEXA (brincidofovir) treatment courses for use outside of the United States. TEMBEXA is a medical countermeasure for smallpox approved by the U.S. Food and Drug Administration in June 2021.

Under the terms of the Supply Agreement, the Purchaser has agreed to pay the Company an aggregate purchase price of approximately $9.3 million, to be made in two equal installments. The first installment is payable upon execution of the Supply Agreement, and the second installment will be payable upon delivery of the treatment courses, as described in the Supply Agreement.

Unless earlier terminated, the term of the Supply Agreement continues until the delivery of the TEMBEXA treatment courses under the Supply Agreement is complete. The Company and the Purchaser each have normal and customary termination rights, including termination for material breach that is not cured within a specific timeframe. Additionally, the Company and the Purchaser each have the right to terminate the Supply Agreement, subject to certain limitations.

Additionally, on June 23, 2022, the Public Health Agency of Canada (“PHAC”) awarded a Contract (the “PHAC Contract”) to the Company, pursuant to which PHAC will purchase up to approximately CAD $33.0 million (USD $25.3 million) of TEMBEXA treatment courses for use in Canada. The term of the PHAC Contract continues until the deliveries of the TEMBEXA treatment courses under the PHAC Contract are complete. References to “CAD” are to the Canadian dollar. The U.S. dollar equivalents listed above in this paragraph were calculated based on an exchange rate of CAD $1.00 to USD $0.7695 as of the close of business on June 23, 2022.

As previously announced, the Company entered into an Asset Purchase Agreement with Emergent BioSolutions Inc. in May 2022, pursuant to which the Company agreed to sell its exclusive worldwide rights to brincidofovir, including TEMBEXA and related assets (the “Emergent Transaction”). The closing of the Emergent Transaction remains subject to the satisfaction of certain conditions. Execution of the Supply Agreement and the PHAC Contract will be the responsibility of the Company, as both are expected to substantially occur prior to the closing of the Emergent Transaction.

Forward-Looking Statements

The Company cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “should,” “would,” “could,” “may” and similar expressions also identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding the potential benefits of the Supply Agreement and the PHAC Contract to the Company’s operations and financial position, the parties’ ability to consummate the transactions contemplated under the Supply Agreement and the PHAC Contract, satisfaction of conditions in connection with the Supply Agreement and the PHAC Contract, the parties’ ability to meet expectations regarding the timing and completion of the Supply Agreement and the PHAC Contract, the timing of the closing of the Emergent Transaction, and the Company’s expectations with regard to completion of, and payments to be received from, the Supply Agreement and the PHAC Contract. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of these results will be achieved. Actual results may differ from those set forth in this report due to the risks and uncertainties associated with market conditions, the timing of the satisfaction of the obligations under the Supply Agreement, if at all, as well as risks and uncertainties inherent in the Company’s business, including those described in the Company’s other filings with the Securities Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: June 27, 2022
	By:	/s/ Michael T. Andriole
	Name:	Michael T. Andriole
	Title:	Chief Business and Financial Officer